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Exhibit 23.2 -- Consent of Independent Public Accountants



                          Independent Auditor's Consent



We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-61533, 333-75959, 333-75961, and 333-76180) of North Country
Financial Corporation of our report dated January 25, 2002, relating to North Country Financial Corporation and Subsidiaries and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 2001, which report is included in the 2003 Annual Report of North Country Financial Corporation and to the continued reference to our firm as experts in the prospectus which is a part of the Registration Statements.



/s/  Wipfli Ullrich Bertelson LLP

Wipfli Ullrich Bertelson LLP





Appleton, Wisconsin
March 24, 2004